Exhibit 10.2

Confidential

SUPERNUS PHARMACEUTICALS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ii

SUPERNUS PHARMACEUTICALS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS SUPERNUS PHARMACEUTICALS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”), dated as of this 21th day of December, 2005, is established and maintained by Supernus Pharmaceuticals, Inc. (the “Company”) and the Company’s subsidiaries and affiliates in the United States of America that, with the consent of the Board of Directors of the Company, elect to participate in the Plan (the “Employer”) for the benefit of their eligible employees, as described below.

WITNESSETH THAT:

WHEREAS, the Employer recognizes valuable services performed by its employees, which have contributed to the success of the Employer, and the Company benefits from the success of the Employer;

WHEREAS, the Company and Employer desire to establish a plan to allow a select group of management or highly compensated employees of the Employer to defer a portion of their compensation, and to provide retirement, death and other benefits as provided herein;

and

WHEREAS, the Company and Employer desire to set forth the terms and conditions upon which each of the Employers shall pay such benefits to their respective Participants;

NOW, THEREFORE, in consideration of these premises, the Company and Employer hereby establish the following supplemental executive retirement and nonqualified deferred compensation plan.

ARTICLE I

INTRODUCTION

1.1           Name and Purpose. The Company and Employer hereby establish the Supernus Pharmaceuticals, Inc. Supplemental Executive Retirement Plan, as set forth herein (the “Plan”), for the benefit of a select group of management or highly compensated employees of the Employer. The Plan is not intended to be “qualified” under section 401(a) of the Code; rather, the Plan is intended to be a retirement and deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Employer intends that the Plan shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA. The Employer’s obligations hereunder, if any, to a Participant or Beneficiary shall be unsecured and shall be a mere promise by each Employer to make payments hereunder in the future to those Participants who have performed services for it or their Beneficiaries. A Participant or Beneficiary shall be treated as a general, unsecured creditor of each Employer for whom the Participant has performed services, to the extent provided in Section 5.3.

1.2           Effective Date and Plan Year.  The Plan shall be effective as of the Effective Date and will be administered on the basis of the Plan Year. The first Plan Year shall begin on December 21, 2005 and end on December 31, 2005. All subsequent Plan Years shall be the twelve (12) month period beginning on each January 1 and ending on each December 31.

1.3           Plan Appendices.  The provisions of the Plan may be modified by Appendices to the Plan. The terms and provisions of each Appendix are a part of the Plan and supersede the provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan and such Appendix.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1           Eligibility.  An Employee is eligible to participate in the Plan during any Plan Year in which he or she is both: (a) actively employed by the Employer as a member of a select group of management or highly compensated employees; and (b) identified as eligible to participate in the Plan for that Plan Year by the Plan Administrator, in its sole and absolute discretion. The Employee’s participation in the Plan shall be effective as of the Entry Date specified by the Plan Administrator. An Employee’s eligibility to participate in the Plan in any given Plan Year does not guarantee the Employee the right to participate in any subsequent Plan Year.

2.2           Cessation of Participation.  If a Participant ceases to satisfy any of the conditions set forth in Section 2.1, his or her active participation in the Plan shall terminate immediately (even if the Plan Year has not ended) and he or she shall become an inactive Participant. An inactive Participant shall not be entitled to make or receive contributions under the Plan, but his or her Account shall continue to be held for his or her benefit, with respect to which the inactive Participant may continue to direct the deemed investment thereof (subject to the Plan Administrator’s sole and absolute discretion), and the Participant’s Account shall be distributed in accordance with the provisions of Article VI.

ARTICLE III

EMPLOYER CONTRIBUTIONS

3.1           Discretionary Contributions.  Employer Contributions are discretionary (except as indicated in Article VIII) and shall be credited to a Participant’s Employer Contributions Account in such amount as is determined by the Plan Administrator.

3.2           Credit.  Employer Contributions shall be credited to a Participant’s Employer Contributions Account on each Accrual Date of the Plan Year. A Participant whose Termination or other cessation of active participation occurs before such an Accrual Date is not entitled to the Employer Contribution for such period (unless he or she again becomes eligible to actively participate in the Plan during such period), or for allocations in subsequent accrual periods of such Plan Year, unless he or she again becomes eligible to actively participate in the Plan with respect to one or more of these accrual periods.

3.3           Nonforfeitable.  The Participant’s Employer Contributions Account shall be nonforfeitable at all times.

ARTICLE IV
ELECTIVE CONTRIBUTIONS

4.1           Participant Elections and Period of Deferral.  Each Participant who is eligible to make an Elective Contribution and wants to make an Elective Contribution from his or her Compensation shall make his or her deferral election on a Participation Agreement. This election shall be made during the thirty (30) day period preceding the first day of the Plan Year. If an individual becomes a Participant after the first day of the Plan Year, he or she may make a deferral election with thirty (30) days of becoming a

Participant, but only with respect to Compensation for services to be performed after he or she makes the election. A Participant may not elect to increase, decrease or cease his or her Compensation deferral at any time during the Plan Year, except as permitted under Section 4.4. However, a Participant may make a new election (or revoke his or her election) for the following Plan Year during the election period for that Plan Year. If a Participant does not change his or her current Plan Year’s election within the election period for the following Plan Year, his or her current Plan Year’s election will continue in effect for the following Plan Year. A Participant may elect to defer a maximum of seventy (70) percent of his or her Compensation in whole percentages for the Plan Year or portion of the Plan Year he or she participates in the Plan. Notwithstanding the foregoing, the Plan Administrator may specify that a Participant’s deferral election not be less than five (5) percent of such Participant’s Compensation, or any such other amount as determined by the Plan Administrator, in its sole and absolute discretion.

4.2           Elective Contributions Account. Elective Contributions shall be credited to a Participant’s Elective Contributions Account as soon as practicable following each payroll period.

4.3           Nonforfeitable. The Participant’s Elective Contributions Account shall be nonforfeitable at all times.

4.4           Suspension of Deferral. Subject to such rules as the Plan Administrator may prescribe, a Participant may elect to suspend his or her Elective Contributions to the Plan at any time. However, if the Participant makes such a suspension election, he or she shall not be permitted to make Elective Contributions for the remainder of the Plan Year. The Participant shall be permitted to make an Elective Contribution election effective for the first Entry Date of the Plan Year next following the Plan Year in which such suspension of Elective Contributions was effective.

4.5           Participation in Elective Contributions Feature. In order to be eligible to make a deferral election and participate in the Elective Contributions Feature of the Plan, the Plan

Administrator, its sole and absolute discretion, must select and notify Participants of their eligibility to make deferral elections pursuant to this Article IV. Approval by the Plan Administrator for a Participant to participate in the Plan’s Employer Contributions feature does not automatically make a Participant eligible to participate in the Elective Contributions feature of the Plan under this Article IV.

ARTICLE V
INVESTMENTS AND FUNDING

5.1           Income (or Loss) on Credits. For purposes of determining income (or loss) on a Participant’s Account, the Participant’s Account shall be deemed invested in such Measurement Funds as the Participant may designate from time to time under procedures established by the Plan Administrator. The designation of Measurement Funds from time to time shall apply to the Participant’s entire Account, until changed. Designation of Measurement Funds shall be in whole percentages of the balance of a Participant’s Account, which percentages shall add up to 100 percent. If the Participant does not otherwise designate a Measurement Fund under procedures established by the Plan Administrator, his or her Account shall be deemed invested in the Fidelity Advisor Prime Money Market Fund or an alternative money market fund chosen by the Plan Administrator.

As of any January 1, April 1, July 1 or October 1 or such other dates specified by the Plan Administrator, a Participant may change the designation or allocation of Measurement Funds with respect to his Account pursuant to procedures established by the Plan Administrator to implement such changes.

For purposes of determining income (or loss), a Participant’s Employer Contributions and Elective Contributions shall be deemed to have been invested in Measurement Funds as of the date they are credited under the Plan. For purposes of determining income (or loss), a Participant’s Account shall be deemed to have been reinvested in the newly-designated Measurement Funds as soon as reasonably practicable under procedures established by the Plan Administrator to implement such changes. The performance of each Measurement Fund will be determined by the Plan Administrator, in its sole and absolute discretion, based on the performance of the Measurement Funds themselves.

5.2           Adjustment of Account. The Plan Administrator shall create and maintain records to disclose the interest in the Plan of each Participant and Beneficiary. Records shall be in the form of individual bookkeeping accounts. As of each Accounting Date, unless the Plan Administrator determines other adjustment procedures shall apply, the Plan Administrator shall:

(a)                                  First, charge a Participant’s Account all payments or distributions made since the last preceding Accounting Date;

(b)                                 Next, adjust the Account for applicable deemed income or loss since the last preceding Accounting Date, based upon the performance of said Participant’s selection of Measurement Funds in effect for the period and further that payments and distributions in subparagraph (a) are charged as of the first day of the period; and

(c)                                  Last, credit the Participant’s Account with Employer Contributions credited and Elective Contributions made on behalf of the Participant made since the last preceding Accounting Date.

5.3           Funding. Each Employer, in its sole and absolute discretion, may (or may not) acquire any investment product or any other instrument or otherwise invest any amount to provide the funds from which it can satisfy its obligation to make benefit payments under this Plan. Any investment product or other item so acquired for the convenience of such Employer shall be the sole and exclusive property of such Employer (or a Trust established by the Company or Employer), with the Employer (or the Trust) named as sole owner and sole beneficiary thereof. Each Employer shall be responsible and generally liable for only those Plan liabilities owed to those Participants who have performed services for such Employer. If a Participant performs services for more than one Employer, each such Employer shall be responsible for such pro rata share of such Participant’s Plan liabilities as is determined by the Plan Administrator, in its sole and absolute discretion, based on the services performed for each Employer by the Participant, when they were performed and the Compensation of the Participant at such time the services are performed. To the extent that a Participant or his or her Beneficiary acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

5.4           Change in Control. Notwithstanding Section 5.3 or any other provision of this Plan to the contrary, upon the occurrence of a Change in Control, the Company and Employers will immediately create a Trust (if it has not been previously created) and the Employer will immediately accelerate the funding of the Trust such that Trust assets will be sufficient to pay all Account balances as of the date of the Change in Control and the Employer will continue the funding of the Trust for the two years following the Change in Control, on at least a semiannual basis, such that the Trust assets will be sufficient to pay all Account balances on such dates. The Trust shall substantially conform to the terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64, subject to any revisions necessary due to subsequent legislation and regulatory or other guidance.

ARTICLE VI
DISTRIBUTION

6.1           Timing of Distribution. The Participant’s Employer Contributions Account and the Participant’s Elective Contributions Account shall be distributed as soon as practicable following the earliest of the Participant’s Termination, Disability, death, Specified Distribution Date or the date the Plan Administrator terminates the Plan.

If, however, a Participant receives a distribution with respect to his or her Employer Contribution Account pursuant to an election to receive such distribution on a Specified Distribution Date, no Elective Contributions under Article IV will be permitted to be made or credited to his or her Accounts, unless the Plan Administrator determines otherwise.

However, notwithstanding any provision of the Plan to the contrary, if a Participant’s compensation is subject to the limitations of Code section 162(m), the Plan Administrator, in its sole and absolute discretion, may limit the amount that a Participant may receive a distribution from the Plan for the Plan Year to avoid nondeductibility under Code section 162(m). Distributions not made in a Plan Year for this reason will be distributed, as permitted under the Plan, in the following Plan Year before any distributions that become payable in that following Plan Year or as soon as practicable thereafter.

6.2           Form of Distribution. Distributions from the Plan shall be made in cash in a single lump sum distribution. Notwithstanding the foregoing, the Plan Administrator may make a distribution (all or in part) in kind rather than in cash if the Plan Administrator determines any assets acquired with respect to the Plan cannot be readily liquidated.

6.3           Beneficiaries. If a Participant dies, his or her Beneficiary as of the date of the Participant’s death (or such Beneficiary’s estate if he or she dies before payment is made) shall receive the balance of the Participant’s Account in the form of a lump sum within ninety (90) days of the Participant’s death. Until the distribution date, the Participant’s Beneficiary shall be entitled to direct the deemed investment of the Account (as if the Beneficiary was the Participant). A Participant may designate on the Participation Agreement a primary Beneficiary or Beneficiaries to receive the value of the Participant’s Accounts after his or her death. A Participant also may designate a contingent Beneficiary or Beneficiaries to receive the value of the Participant’s Accounts if all primary Beneficiaries predecease the Participant or have ceased to exist on the date of the Participant’s death. A Participant may designate a new Beneficiary at any time pursuant to such procedures and on such forms as the Plan Administrator determines.

6.4           Distribution Election. When an individual first becomes a Participant, he or she may elect a Specified Distribution Date, if he or she desires. If a Participant fails to make such an election, he or she shall be deemed to have not elected a Specified Distribution Date.

6.5           Financial Hardship Withdrawals. Notwithstanding any provision of the Plan to the contrary, any portion of a Participant’s Elective Contributions Account not yet distributable under Section 6.1 may be distributed to the Participant in a single lump sum upon his or her request if the Participant has a financial hardship. A financial hardship is an unexpected and significant need for cash (which cannot be met reasonably and contemporaneously from other sources, such as insurance or liquidation of the Participant’s assets - including those of a spouse or minor children that are reasonably available to the Participant - to the extent such liquidation would not itself cause financial hardship) arising from an illness or accident of the Participant or his or her spouse or dependent (as defined in Code section 152(a)) or other similar extraordinary and unforeseeable occurrence as a result of events beyond the control of the Participant as determined by the Plan Administrator in its sole and absolute discretion. Cash needs arising from foreseeable events or discretionary expenditures such as the purchase of a residence or education expenses for dependents shall not, alone, be considered a financial hardship. Such request for distribution and support for such requested amount shall be provided by the Participant to the Plan Administrator in whatever form required by the Plan Administrator, in its sole and absolute discretion. The Plan Administrator shall determine the amount of the permitted withdrawal, which shall not exceed the amount necessary to address the Participant’s financial hardship, plus taxes. Withdrawals made pursuant to this section shall be paid as soon as practicable following approval by the Plan Administrator. However, if a withdrawal pursuant to this section is paid to a Participant, such Participant may make no further Elective Contributions under the Plan for twelve (12) months from the date of Payment.

6.6           Non-Scheduled In-Service Distributions. Notwithstanding any provision of the Plan to the contrary, any portion of a Participant’s Elective Contributions Account not yet distributable under Section 6.1 may be distributed to the Participant in a single lump sum upon his or her request. In such event, however, ten (10) percent of the amount deducted from the Participant’s Elective Contributions Account will be forfeited and not paid to the Participant, and the Participant may make no further Elective Contributions under the Plan for twelve (12) months. The aforementioned requirement that ten (10) percent of the amount deducted from the Participant’s Elective Contributions Account be forfeited shall not apply to financial hardship withdrawals made pursuant to Section 6.5. Distributions made pursuant to this section shall be paid as soon as practicable following approval by the Plan Administrator.

6.7           Redeferral Elections. The Plan Administrator, in its sole and absolute discretion, may permit a Participant who has elected a Specified Distribution Date to defer all or some of his or her distributions under the Plan to a later distribution date than what was initially elected, however: (a) such deferral shall only be permitted once during the period of the Participant’s participation in the Plan. (b) the Participant must make such an election no later than twelve (12) months prior to the Specified Distribution Date, and (c) a Participant may defer all or any portion of such distribution for an additional period of not less than two (2) years. A redeferral election will not be made available to a

Participant who Terminates, becomes disabled or dies prior to the Specified Distribution Date.

ARTICLE VII
ADMINISTRATION

7.1           Plan Administrator.  The Plan shall be administered by the Supplemental Retirement Plan Committee of the Company, which shall consist of one or more persons initially appointed by the Board of Directors of the Company and which shall always have a majority of members who are not Participants in the Plan. The Remuneration Committee of the Company may remove any member of the Supplemental Retirement Plan Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Supplemental Retirement Plan Committee have full authority to act. Any member of the Supplemental Retirement Plan Committee may resign by delivering his written resignation to the Supplemental Retirement Plan Committee and the Remuneration Committee within thirty (30) days prior to resignation date. The Remuneration Committee at its sole and absolute discretion may waive the thirty (30) day notice requirement. The Supplemental Retirement Plan Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting. The Supplemental Retirement Plan Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and administration of the Plan. The Supplemental Retirement Plan Committee may delegate to any person or persons all or some of its rights and duties under the Plan. Any such delegation shall be valid and binding on all persons and the person or persons to whom or which authority is delegated shall have full power to act in all matters so delegated until the authority expires by its terms or is revoked by the Supplemental Retirement Plan Committee, as the case may be.

7.2           Plan Administrator’s Rights, Duties and Powers.  The Plan Administrator shall have all the powers necessary and appropriate to discharge its duties under the Plan,

which powers shall be exercised in the sole and absolute discretion of the Plan Administrator, including, but not limited to, the following:

(a)                                  To construe and interpret the provisions of the Plan and to make factual determinations thereunder, including the power to determine the rights or eligibility under the Plan and amounts of benefits (if any) under the Plan, and to remedy ambiguities, inconsistencies or omissions, and such determinations by the Plan Administrator shall be binding on all parties;

(b)                                 To adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan and Trust agreement, if any;

(c)                                  To direct the payment of distributions in accordance with the provisions of the Plan;

(d)                                 To employ agents, attorneys, accountants, actuaries, physicians or other persons (who also may be employed by the Company or Employer) and to delegate to them such powers, rights and duties as the Plan Administrator may consider necessary or advisable to carry out administration of the Plan;

(e)                                  To appoint an investment manager to manage (with power to acquire and dispose of) the assets of the Employer that may be used to satisfy benefit obligations under the Plan, and to delegate to any such investment manager all of the powers, authorities and discretions granted to the Plan Administrator hereunder or under a Trust (if any); and

(f)                                    To do all other things the Plan Administrator deems necessary or desirable for the advantageous administration of the Plan and to make the Plan fully effective in accordance with its terms and intent.

7.3           Interested Plan Administrator Member. If a member of the Plan Administrator is also a Participant in the Plan, the Plan Administrator member may not decide or determine any matter or question concerning the amount of Employer Contributions he or she is entitled to under the Plan, his or her eligibility for a financial hardship distribution under the Plan, distributions of any kind to be made specifically to him or her pursuant to the Plan, or resolution of any claim he or she makes with respect to the Plan, unless such decision or determination could be made by the Plan Administrator member under the Plan if the Plan Administrator member were not serving as the Plan Administrator.

7.4           Expenses. All costs, charges and expenses reasonably incurred by the Plan Administrator shall be paid by the Employers in such proportion as the Plan Administrator determines. No compensation shall be paid to a member of the Plan Administrator for services performed as the Plan Administrator.

7.5           Claims. Any claim by a Participant or Beneficiary for a Plan benefit shall be in writing and delivered to the Plan Administrator.

If the Plan Administrator denies the claim in whole or in part, it shall furnish written notice of such decision to the Participant or Beneficiary not later than 90 days from the time the claim is received; provided, however, if special circumstances warrant, the Plan Administrator may extend the time for processing the claim by so notifying the Participant or Beneficiary in writing within said 90 days, specifying the special circumstances requiring the extension of time and the date by which a final decision is expected. In no event may the extension period exceed 90 days from the end of the initial 90-day period.

The written notice of denial of claim shall set forth the specific reason(s) for denial; the pertinent Plan provisions(s) on which the denial is based; a description of any additional material or information necessary for perfection of the claim and an explanation of why such material of information is necessary; and information for instituting the review procedure.

If no notice of denial is furnished to the Participant or Beneficiary within 90 days from the date the claim is received by the Plan Administrator, as extended as provided above, the claim shall be deemed denied and the Participant or Beneficiary may proceed to the review procedure.

The Participant or Beneficiary shall have 60 days after receipt the notice of denial of the claim to make a written request to the Company’s SERP Committee for a review of the claim. In connection with such request, the Participant or Beneficiary shall be entitled to review pertinent documents and submit written issues and comments. If no request for review is made within said 60 days, the determination of the Plan Administrator shall be final and conclusive.

The SERP Committee’s written decision on review shall be made and furnished to the Participant or Beneficiary within 60 days after receipt of the request for review unless special circumstances require an extension for processing the claim, in which case the Participant or Beneficiary shall be so notified in writing prior to the commencement of the extension. In no event shall the SERP Committee render its decision later than 120 days after receipt of a request for review.

The written decision on review shall set forth the specific reason(s) for the decision as well as pertinent Plan provision(s) on which the decision is based. If a decision on review is not furnished within the prescribed time period, the claim shall be deemed denied on review.

A Participant or Beneficiary shall not pursue any other legal remedies he may have with respect to the denial of a Plan benefit unless and until the Participant or Beneficiary has exhausted all procedures set for in this section 7.5.

Any controversy, claim or dispute arising out of or relating to the operation, construction, interpretation or enforcement of this Plan, including disputes as to the scope of this clause, shall be resolved through good faith negotiations between the parties. If such efforts provide unsuccessful, all such controversies, claims or disputes shall be submitted to binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. §1 et seq. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration award shall be final and binding and it may be confirmed and enforced in any court of competent jurisdiction. The arbitration proceeding shall commence no later than forty five (45) days from the date of the selection of an arbitrator. The arbitrator shall issue the award no later than thirty (30) days from the close of the hearing. Each party shall pay for all attorney fees it incurred in connection with the arbitration. Materials, submissions and documents relating to the arbitration shall be deemed confidential. Neither party shall disclose any information about the evidence produced by the other party in the arbitration proceeding, except in the course of judicial, regulatory, or arbitration proceeding, or as may be demanded by government authority.

7.6           Statements. The Plan Administrator shall give each Participant a statement of the value of his or her Account, and the Measurement Funds then in effect for that Account, as of and as soon as reasonably practicable after each Accounting Date, unless the Plan Administrator determines otherwise. The Plan Administrator may, but shall not be required to, provide similar statements as of any intervening date. The value of a Participant’s Account, and the applicable Measurement Funds, as of the applicable date, shown on any such statement shall be conclusive and binding on the Participant absent bad faith or manifest error unless the Participant brings the error to the attention of the Plan Administrator by filing a claim for clarification of his or her future rights to benefits pursuant to Section 7.5 within ninety (90) days after receiving that statement.

7.7           No Liability. No employee, agent, officer, trustee, member, volunteer or director of the Company or Employer shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith. To the extent permitted by applicable law, the Company and Employer shall indemnify and hold harmless the Plan Administrator and each member thereof, and any delegate of the Plan Administrator who is an employee of the Company or Employer against any and all expenses, liabilities, and claims including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or Employer or provided by the Company or Employer under any by-law, agreement, or otherwise, as such indemnities are permitted under state law.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Company reserves the right, in its sole and absolute discretion, to amend, alter, modify, suspend, revoke, or terminate the Plan by action of the Plan Administrator, without the consent of any Participant or Beneficiary. Any such action shall be made pursuant to a resolution or written instrument executed by the Plan Administrator and shall be effective as of the date of the resolution or written instrument or such later date as specified therein. No such amendment, termination or other action described above shall directly or indirectly deprive any Participant or Beneficiary of all or any portion of his or her Accounts as determined as of the effective date of such action or directly or indirectly reduce the balance of any Account held hereunder as of the effective date of such action, unless in the reasonable judgment of the Plan Administrator such action is required to comply with applicable law or to preserve the tax treatment of benefits under this Plan for the Employer or the Participant or is consented to by the affected Participant. Notwithstanding anything in this Plan to the contrary, upon termination of the Plan, the Plan Administrator may, in its sole and absolute discretion, pay all Account balances to the Participants (or Beneficiaries) entitled thereto in single lump sums.

However, in the event of a Change in Control, and for a period of two (2) years commencing on the Change in Control date and ending on the second anniversary of the Change in Control date, the Plan Administrator may not amend, alter, modify, suspend, revoke, or terminate this Plan or use its discretion as Plan Administrator to exclude those Employees who are Participants in the Plan immediately before the Change in Control from eligibility or participation in the Plan under Article II of the Plan. Further, for the two (2) year period commencing on the Change in Control date and ending on the second anniversary of the Change in Control date, the Plan Administrator may not use its discretion to reduce or eliminate any deferral opportunity, investment opportunity, benefits or contributions under Articles III and IV. Finally, during the two (2) year period commencing on the Change in Control date and ending on the second anniversary of the Change in Control date the Plan Administrator is required to provide for Employer Contributions to each Participant in an amount equal to the greater of: (a) the percentage credited to such Participant’s Employer Contribution Account during the Plan Year immediately preceding the Change in Control, or (b) the dollar amount credited to the Participant’s Employer Contribution Account during the Plan Year immediately preceding the Change in Control.

ARTICLE IX

PARTICIPATION BY AFFILIATES AND SUCCESSORS

9.1           Adoption of the Plan. With the consent of the Board of Directors of the Company or its designee, any Affiliate in the United States of America may become a participating Employer under the Plan by (a) taking appropriate action to adopt the Plan; and (b) executing and delivering any documents and taking any other action as may be necessary or desirable to put the Plan into effect with respect to that corporation or entity.

9.2           Withdrawal from Participation. Any Employer may, with the consent of the Board of Directors of the Company or its designee, withdraw from participation in the Plan at any time by filing with the Plan Administrator a duly certified copy of a resolution of its board of directors to that effect and giving notice of its intended withdrawal to the Plan Administrator 30 days prior to the effective date of withdrawal.

9.3           Company as Agent for Employers. Each Affiliate that becomes a participating Employer pursuant to Section 9.1 or Section 9.4 will be deemed to have appointed the Plan Administrator as its agent to exercise on its behalf all of the powers and authorities conferred upon the Plan Administrator by the terms of the Plan, including, but not limited to, the power to amend, alter, modify, suspend, revoke or terminate the Plan. Each Employer must, from time to time, upon the Plan Administrator’s request, furnish to the Plan Administrator any data and information as the Plan Administrator requires in the performance of its duties.

9.4           Continuance By Successor. If the Company or any Employer is reorganized by way of merger, consolidation, transfer of assets, or otherwise, so that a corporation, partnership or person other than an Employer succeeds to all or substantially all of the Employer’s business, the successor may be substituted for the Employer under the Plan only if it remains an Affiliate of the Company after the reorganization. The successor may be so substituted by adopting the Plan, subject to the consent of the Board of Directors of the Company. Benefit payments by the Employer will be automatically suspended from the effective date of any reorganization until the date upon which the substitution of the successor for the Employer under the Plan becomes effective. If, within ninety (90) days following the date of any reorganization, the successor has not elected (or is ineligible to so elect) to become a party to the Plan, nor made arrangements acceptable to the Plan Administrator to assume obligations to Employees of the Employer involved in the reorganization or if the Employer adopts a plan of complete liquidation other than in connection with a reorganization, the Plan will be automatically terminated with respect to Employees of the Employer as of the close of business on the 90th day following the effective date of the reorganization or as of the close of business on the date of adoption of the plan of complete liquidation, as the case may be and distribution of the Accounts of these Employees shall commence. If the successor is eligible to make an election to become a party to the Plan and such an election is timely made but later rejected by the Board of Directors of the Company, the Plan will also be automatically terminated with respect to Employees of the Employer as of the close of business on the 30th day following the rejection, and distribution of the Accounts of these Employees shall commence.

ARTICLE X

MISCELLANEOUS

10.1         Non-Assignability of Benefits.  Neither any Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. Such amounts shall not be subject to seizure by any creditor of a Participant or any Beneficiary hereunder, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy or insolvency of any Participant or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void.

10.2         Impact on Other Benefits. Except as otherwise required by the Code or any other applicable law, this Plan and the benefits provided herein are in addition to all other benefits which may be provided by the Employer or Company to the Participants from time to time, and shall not reduce, replace or otherwise cause any reduction, in any manner, with regard to any of such other benefits.

10.3         Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by the Company, Employer, Plan Administrator, or any Participant or Beneficiary shall be in writing, and shall be signed by the person or entity giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, and if sent to the Employer or Plan Administrator, it shall be addressed to the Senior VP of Global Human Resources of the Company or any successor thereto or, if sent to a Participant or Beneficiary, it shall be addressed to such individual or entity’s last known address as shown on the records of the Employer. If mailed, the date of such mailing shall be deemed the date of notice, consent or demand.

10.4         Facility Of Payment. In the event any distribution is payable under this Plan to a minor or other individual who is legally, physically or mentally incompetent to receive such payment, the Plan Administrator, in its sole and absolute discretion, shall pay such benefits to one or more of the following persons: (a) directly to such minor or other person; (b) to the legal guardian or conservator of such minor or other person; or (c) to the spouse, parent, brother, sister, child or other relative of such minor or other person for the use of such minor or other person. The Plan Administrator shall not be required to see to the application of any distribution so made to any of such persons, but the receipt therefore shall be a full discharge of the liability of the Plan, the Plan Administrator, the Employer and the trustee to such minor or other person.

10.5         No Employment Rights. Nothing in this Plan shall confer any greater employment rights on a Participant than he or she otherwise may have.

10.6         Successors. All obligations of an Employer under this Plan shall be binding on any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

10.7         Cooperation. Participants and Beneficiaries must furnish the Plan Administrator any documents, evidence or information that the Plan Administrator considers necessary or desirable for the purposes of administering the Plan, or to protect the Plan Administrator, and it will be a condition of the Plan that each person must furnish this information promptly and sign required documents before any benefits become payable under the Plan.

10.8         Tax Withholding. The Employer shall have the right to deduct from all deferrals and payments made under this Plan any federal, state, local or other taxes required by law to be withheld with respect to such deferrals and payments.

10.9         Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Kentucky, except to the extent preempted by

ERISA or other federal laws. Notwithstanding the foregoing, no effect shall be given to the conflicts of law rules and procedures under the laws of the State of Kentucky.

10.10       Severability. In the event any provision of the Plan shall be declared illegal or invalid for any reason, the remaining provisions of the Plan shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been a part of the Plan.

10.11       Tax and Legal Treatment Contingency. The Company, Employer and Plan Administrator make no guarantees, representations, or warranties (express or implied) with respect to the tax, legal, or other effect of the Plan. However, to the extent any provision of this Plan would subject a Participant to income taxes on a portion of his or her Account prior to distribution, the Plan Administrator, in its sole and absolute discretion, may determine that such provision shall become immediately void or distribute such portion of the Participant’s Account or take other action it deems appropriate.

10.12       Headings.  Headings used throughout the Plan are for convenience only and shall not be given legal significance.

10.13       Counterparts. The Plan may be executed in any number of counterparts, each of which shall be deemed an original. All counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date.

Supernus Pharmaceuticals, Inc.

By:

Its:

APPENDIX I
DEFINITIONS

Except as otherwise provided herein, the terms provided in this Appendix I shall have the following definitions wherever used in this Plan with initial capital letters.

Account means amounts credited under the Plan and include a Participant’s Employer Contributions Account and Elective Contributions Account and such other bookkeeping accounts as the Plan Administrator specifies. All Accounts are maintained on the books of the Employer, and the Employer is under no obligation to segregate any assets to provide for these liabilities, except as provided in Section 5.4.

Accounting Date means such date designated by the Plan Administrator as a valuation date on which income or loss shall be credited or debited.

Accrual Date means March 31, June 30, September 30 and December 31 of the Plan Year, or such other date or dates specified by the Plan Administrator.

Affiliate means any subsidiary or business related to (e.g., limited liability company or partnership) the Company or Employer.

Beneficiary means any person, entity, or any combination thereof at the Participant named in the Participation Agreement, or such other forms as the Plan Administrator determines, as beneficiary to receive benefits under this Plan in the event of the Participant’s death or, in the absence of any such designation, the Participant’s surviving spouse or, if none, the Participant’s estate.

Change in Control means an acquisition whereby any person either alone or together with any person acting in concert with him obtains control as defined in Section 840 of the UK Income and Corporation Tax Act 1988 of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Company means Supernus Pharmaceuticals, Inc., or any successor thereto.

Compensation means the Participant’s annual base salary for services rendered to the Employer for the applicable period, including amounts that would be paid to the Participant but for the Participant’s election under a cash or deferred arrangement such as described in Section 401(k) of the Code, a cafeteria plan described in Section 125 of the Code or this Plan and amounts characterized by the Employer as short term disability pay. Compensation shall not include severance or salary continuation pay.

Disability means when a Participant satisfies the requirements for benefits under his or her Employer’s long term disability plan and is determined to be disabled by a physician approved by the Plan Administrator.

Effective Date means September 30, 2005, although all provisions of the Plan related to the deferral of compensation, including but not limited to Article IV, shall not become effective until such date as the Plan Administrator specifies they shall become effective.

Elective Contributions mean contributions made to the Plan pursuant to Article III.

Employee means an individual whom the Employer treats for the Plan Year as a common law employee for purposes of employment taxes and wage withholding for federal income taxes.

Employer means the Company and any Affiliate in the United States of America that, with the consent of the Board of Directors of the Company, or its designee, elects to participate in the Plan pursuant to and satisfies the requirements of Section 9.1.

Employer Contributions mean contributions made to the Plan pursuant to Article IV.

Entry Date means any January 1, April 1, July 1 or October 1 or any other date or dates specified by the Plan Administrator.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Measurement Funds mean such publicly traded or offered mutual fund or funds or other investment options which a Participant or Beneficiary may select to determine income (or loss) on his or her Account balances, as determined by and in the sole and absolute discretion of the Plan Administrator.

Participant means an Employee who satisfies the conditions of Section 2.1.

Participation Agreement means the agreement executed by the Participant that includes any provisions determined by the Plan Administrator (e.g., the Participant’s deemed investment preferences. Beneficiary designation, deferral of Compensation and Specified Distribution Date), or any other documents that the Plan Administrator determines.

Plan means this Supernus Pharmaceuticals, Inc. Supplemental Executive Retirement Plan, including all Appendices to the Plan.

Plan Administrator means the Supplemental Retirement Plan Committee described in Section 7.1.

Plan Year means the twelve (12) month period beginning on each January 1 and ending on each December 31, except the first Plan Year shall begin on July 1, 2003 and end on December 31, 2003.

Retirement Age means the date upon which the Participant attains age 65, regardless of whether the Participant has had a Termination.

Specified Distribution Date means: (a) with respect to a Participant’s Elective Contributions Account, a date chosen by the Participant on the Participation Agreement, which can be no earlier than two (2) years from the date the election is made, or (b) with respect to a Participant’s Employer Contribution Account, a date chosen by the Participant on the Participation Agreement, which can be no earlier than the Participant’s Retirement Age while still employed by the Employer.

Termination means an Employee’s separation of service from the Employer, Company and all Affiliates whether based in the United States of America or not.

Trust means any trust, including but not limited to a rabbi or grantor trust, that may be established in connection with the Plan to set-aside assets of the Plan and provide security to Participants and which may contain sub-trusts; provided, however, that unless otherwise agreed to by the Participant and Employer, the assets held in such trust or sub-trust would remain the property of the Employer and subject to creditors of the Employer.